Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT between Fuh Hwa Investment Securities Co., Ltd. and Fuh Hwa Oriental Fund (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13G to report its beneficial interest in shares of ordinary shares, $0.0001 par value per share, of Yatra Online, Inc. (as amended or supplemented, the “Schedule 13G”).

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13G and any and all amendments thereto, and for the completeness and accuracy of the information concerning itself contained in the Schedule 13G, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate. The Parties agree that the Schedule 13G is filed on behalf of each of them.

Dated: January 19, 2017

FUH HWA SECURITIES INVESTMENT TRUST CO., LTD.

/s/ Duh Jiunn Shyong
Name: Duh Jiunn Shyong
Title: Chairman

FUH HWA ORIENTAL FUND

/s/ Duh Jiunn Shyong
Name: Duh Jiunn Shyong
Title: Chairman